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                                                                    EXHIBIT 99.1

(VERSO LOGO)

DRAFT

400 Galleria Parkway
Suite 300
Atlanta, GA  30339

MEDIA CONTACT:                      INVESTOR RELATIONS CONTACT:
Mary Frances Jones                  Jennifer Pepper
Director of Marketing               Director of Investor Relations
Verso Technologies, Inc.            Verso Technologies, Inc.
678-589-3575                        678-589-3579
MaryFrances.Jones@verso.com         Jennifer.Pepper@verso.com

                    VERSO TO ACQUIRE NACT TELECOMMUNICATIONS

ATLANTA, Georgia - June 4, 2001- Verso Technologies, Inc. (Nasdaq NMS: VRSO), a leading provider of technology infrastructure solutions that power complex business environments announced that it has signed a definitive agreement to acquire all of the outstanding capital stock of NACT Telecommunications, Inc. from WA Telcom Products Co. Inc., a wholly-owned subsidiary of World Access, Inc.

WA Telcom Products Co., Inc. and World Access, Inc. have recently filed for bankruptcy protection pursuant to Chapter 11 of the United States Bankruptcy Code, and both are operating their respective businesses as debtors in possession. Consequently, the sale of the outstanding capital stock of NACT pursuant to the stock purchase agreement is subject to the approval of the Bankruptcy Court. The Bankruptcy Court proceedings are expected to be completed within 60 days, at which time, pending approval from the Court, Verso will proceed with the transaction and will hold a conference call to discuss the transaction as it relates to the company's business plan and strategy.

ABOUT VERSO TECHNOLOGIES

Since 1984, Verso Technologies, Inc. has been delivering best-of-breed software, services and support that ensure the reliability, scalability and availability of complex business environments. Verso's solutions include enterprise management services, enterprise application integration and customer response services, each designed to


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integrate the people, processes and platforms that keep businesses operating efficiently and at peak performance. Based on each client's needs, Verso's team of experts can plan, build and run infrastructure solutions that improve efficiency, speed and/or customer service capabilities. For more information on how Verso can accelerate your business, contact the company at www.verso.com or by calling 678.589.3500.

FORWARD LOOKING STATEMENTS

Certain statements contained in this release that are not statements of historical facts are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. The words - "believe", "expect", "anticipate", "intend", "will", and similar expressions are examples of words that identify forward-looking statements. Forward-looking statements include, without limitation, statements regarding our future financial position, business strategy and expected cost savings. These forward-looking statements are based on our current beliefs, as well as assumptions we have made based upon information currently available to us.